Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P.O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES ANNOUNCES MANAGEMENT CHANGES

Omaha, Nebraska, August 28, 2015:

Werner Enterprises, Inc. (NASDAQ: WERN) announced the following management changes after its Board of Directors meeting on August 27, 2015.

As Werner Enterprises continues to develop its talented management team, Greg Werner has decided this is the perfect time to retire as Chief Executive Officer. Accordingly, the Board of Directors elected founder and Chairman C.L. Werner as Chief Executive Officer. Going forward, C.L. plans to groom existing President and Chief Operating Officer, Derek Leathers, for an even larger role in the company.

While Greg Werner will be transitioning out of the day to day responsibilities that come with the role of CEO, he will remain on the Board of Directors. As a Board member and significant shareholder, Greg will continue to provide his expertise for the Company’s expected future growth. Greg started in the business by assisting with mechanical work in the shop as a teenager. Over the next 40 years he moved up through a variety of positions, from dispatcher, VP of IT, President, and ultimately to CEO. Greg has been Werner’s Chief Executive Officer since 2007.

Werner Enterprises and its Board of Directors thank Greg for his many years of dedicated service and look forward to his continued contributions.

Werner Enterprises Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska with offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner’s Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises Inc.’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com.

Werner Enterprises, Inc. – Release of August 28, 2015
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This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.